Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is dated as of April 22, 2021, by and between Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), and Cypress Holdings, Inc., a Delaware corporation (the “Company”, and together with Dragoneer, each, a “Party” and collectively, the “Parties”).

This Amendment is entered into by the Parties in accordance with Section 8.3 (Amendment) of the Business Combination Agreement, dated as of February 2, 2021, by and among Dragoneer, Chariot Opportunity Merger Sub, Inc., a Delaware corporation, and the Company (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Capitalized terms used and not otherwise defined in this Amendment have the meanings given to such terms in the Business Combination Agreement.

Subject to and upon the terms and conditions set forth herein, the Business Combination Agreement is hereby amended effective from and after the date hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.    Section 2.4(a). Section 2.4(a) of the Business Combination Agreement is hereby amended by replacing the last sentence in its entirety with the following:

“In addition, each holder of Company Options (whether vested or unvested) as of the date of this Agreement will have the right to receive, with respect to each Company Common Share issuable pursuant to such holder’s Company Options as of immediately prior to the Effective Time, a number of Dragoneer Shares issuable as Company Earnout Shares pursuant to Section 2.7; provided that if such holder’s employment or service with the Surviving Company or its Affiliate terminates prior to the later of (1) the vesting date of the applicable Company Option and (2) the occurrence of a Company Triggering Event, the right of such holder to receive his or her applicable number of Company Earnout Shares will be forfeited, and such forfeited number of Company Earnout Shares shall be allocated pro rata among the other holders of Company Options entitled to receive Company Earnout Shares pursuant to Section 2.7.”

2.    Section 2.5(a). Section 2.5(a) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“The Parties agree that Continental will serve as an exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share

Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement (the “Exchange”). Dragoneer shall deliver to the Exchange Agent on or prior to the Closing a letter of instruction in form and substance reasonably satisfactory to the Company (the “Instruction Letter”) directing the Exchange Agent to carry out the Exchange in accordance with the Instruction Letter and this Section 2.5.”

3.    Schedule 5.19. Section 5.19 of the Company Disclosure Schedules is hereby amended and restated in its entirety as follows:

“The Dragoneer Board shall reserve up to 15% of Dragoneer Shares outstanding as of the Effective Time for grant under the Dragoneer Incentive Equity Plan, plus the number of Dragoneer Shares issuable upon the exercise or conversion of the Company Options. The Dragoneer Shares reserved for issuance under the Dragoneer Incentive Equity Plan will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to up to 5% of Dragoneer Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Dragoneer Incentive Equity Plan.”

4.    Amended Agreement. Each reference to “this Agreement,” “herein,” “hereto,” “hereof” and words of similar import set forth in the Business Combination Agreement and each reference to the Business Combination Agreement in any other agreement, document or other instrument shall, in each case, refer to the Business Combination Agreement as modified by this Amendment. Except as specifically set forth in this Amendment, the Business Combination Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed.

5.    Conflict. The Parties agree and acknowledge that to the extent any terms, conditions or provisions of this Amendment are in any way inconsistent with or in conflict with any term, condition or provision of the Business Combination Agreement, this Amendment shall govern and control.

6.    General Provisions; Incorporation by Reference. Sections 8.2 through 8.5, Section 8.7, Section 8.10, Section 8.11 and Sections 8.13 through 8.18 of the Business Combination Agreement are hereby incorporated by reference into this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:	/s/ Pat Robertson
Name:	Pat Robertson
Title:	Director, President and Chief Operating Officer

Signature Page – Amendment to Business Combination Agreement

CYPRESS HOLDINGS, INC.

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chief Executive Officer

Signature Page – Amendment to Business Combination Agreement